Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Vaseem Mahboob, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports Results for the Fourth Quarter and Full Year 2015

8% Constant Currency Revenue Growth for the Full Year 2015

2015 Nellix European Systems Increase 42% Over Prior Year

Provides 2016 Financial Guidance for Combined Company Following Completion of Merger with TriVascular Technologies, Inc. on February 3, 2016

IRVINE, Calif., February 22, 2016 - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and twelve months ended December 31, 2015.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “We are entering 2016 with positive momentum for all of the key growth drivers in our business, highlighted by completion of our merger with TriVascular in early February. The combined company is uniquely positioned in the market with the broadest AAA product portfolio; an experienced and expanded sales force; and several upcoming new product launches. For the full year 2015 in Europe, Nellix system sales were up 42% and the data from the Global Registry continues to be positive, confirming the clinical benefits achieved with endovascular aneurysm sealing. In the U.S., our PMA timeline for Nellix remains unchanged, positioning us for potential FDA approval in late 2016 or the first quarter 2017.”

Financial Results

Global revenue in the fourth quarter of 2015 was $39.2 million, a 1% increase from $38.8 million in the fourth quarter of 2014. These results were impacted by strong distributor sales in the fourth quarter of 2014 and anticipated merger related disruption in the fourth quarter of 2015. For the year ended December 31, 2015, global revenue increased 4% to $153.6 million, compared to $147.6 million for the year ended December 31, 2014. On a constant currency basis, revenue for the fourth quarter and full year ended December 31, 2015 increased 4% and 8%, respectively.

U.S. revenue in the fourth quarter of 2015 was $26.4 million, down slightly from $27.0 million in the fourth quarter of 2014 due to the temporary delay in patient enrollment in the Nellix Continued Access Program, or CAP, and anticipated sales force disruption related to Endologix’s merger with TriVascular. Excluding the impact of the CAP, U.S. fourth quarter revenue remained flat compared to 2014. International revenue was $12.8 million, an 8% increase compared to $11.8 million in the fourth quarter of 2014. On a constant currency basis, fourth quarter international revenue increased 17%. European revenue was $8.2 million, a 5% increase as compared to $7.8 million in the fourth quarter of 2014, representing 18% growth on a constant currency basis. Nellix system sales increased 18% in Europe in the fourth quarter of 2015 compared to the fourth quarter of 2014, which reflects higher Nellix distributor sales in 2014 and a 49% increase in the Company's European direct business in the fourth quarter of 2015.

Gross profit was $23.7 million in the fourth quarter of 2015, which represents a gross margin of 60%, compared to gross margin of 76% in the fourth quarter of 2014. Gross profit was $101.8 million for the year ended December 31, 2015, which represents a gross margin of 66%, compared to gross margin of 72% for the year ended December 31, 2014. The decrease in gross margin for the fourth quarter was primarily due to inventory write-offs of $3.4 million for product transitions and an increase in the Company's obsolete inventory reserve as result of quality and process improvements. Inventory write-offs were $7.9 million for the full year of 2015.

Total operating expenses were $45.5 million in the fourth quarter of 2015, compared to $40.5 million in the fourth quarter of 2014. Fourth quarter 2015 operating expenses included a $1.9 million contract termination for Endologix's former Japanese distributor and $3.2 million for business acquisition expenses related to the Trivascular merger. Total operating expenses for the year ended December 31, 2015 were $154.7 million, compared with $134.9 million for the year ended December 31, 2014. The increase in operating expenses for the year ended December 31, 2015 was driven primarily by the expansion of sales and clinical personnel in Europe; increased research, development, clinical and regulatory expenses; and the contract termination and business acquisition expenses referenced above.

Net loss for the fourth quarter of 2015 was $15.3 million or $(0.22) per share, compared with net loss of $14.8 million, or $(0.22) per share, for the fourth quarter of 2014. Endologix reported a negative Adjusted EBITDA (non-GAAP and defined below) for the fourth quarter of 2015 of $11.5 million, or $(0.17) per share, compared with a negative Adjusted EBITDA for the fourth quarter of 2014 of $3.4 million, or $(0.05) per share.

For the year ended December 31, 2015, net loss was $50.4 million, or $(0.75) per share, compared to a net loss of $32.4 million, or $(0.50) per share, for the year ended December 31, 2014. Negative Adjusted EBITDA (non-GAAP and defined below) for the year ended December 31, 2015 was $30.0 million, or $(0.44) per share, compared with a negative Adjusted EBITDA (non-GAAP and defined below) for the year ended December 31, 2014 of $13.7 million, or $(0.21) per share.

For the twelve months ended December 31, 2015, provision for income taxes was a benefit of $9.3 million due to the recognition of a deferred tax liability of $9.6 million as a result of the temporary difference between the carrying value and the tax basis of the convertible senior notes sold by the Company in November 2015. This liability resulted in a reduction of the Company's valuation allowance which was recorded as a benefit to income tax expense in 2015.

Total cash, cash equivalents and marketable securities were $177.3 million as of December 31, 2015, compared to $86.7 million as of December 31, 2014. In November, the Company raised $121.4 million in net proceeds from the sale of convertible senior notes in an underwritten public offering, a portion of which was used to repay certain outstanding indebtedness of Trivascular in conjunction with the closing of Endologix’s merger with TriVascular.

Financial Guidance

Endologix anticipates 2016 revenue for the combined company to be in the range of $192 million to $202 million, representing growth of 1% to 6% compared to the pro-forma combined revenue results of Endologix and Trivascular in 2015. Endologix anticipates 2016 GAAP loss per share of $(1.20) to $(1.30) per share and 2016 Adjusted loss per share (non-GAAP and defined below) of $(0.70) to $(0.80) per share. This guidance excludes purchase price accounting impact related to Trivascular merger.

Conference Call Information

Endologix's management will host a conference call today to discuss these topics beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-(201)-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13629814. The conference call will be broadcast live over the Internet at www.endologix.com. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website through February 22, 2017.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Cautions Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the benefits of the recently completed merger with Trivascular, anticipated growth opportunities, sales of, continued physician adoption of and interest in Nellix®, the progress of clinical trials, the results of clinical trials, our ability to obtain regulatory approval of our existing products and potential future products, our ability to increase revenue through sales of our existing products and potential future products, and 2016 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include our ability to integrate the business and realize the expected benefits of the recently completed merger with Trivascular, continued market acceptance, endorsement and use of Endologix' products, the success of clinical trials relating to Endologix’s products under development, product research and development efforts, uncertainty in the process of obtaining regulatory approval for Endologix's products, risks associated with international operations, including currency exchange rate fluctuations, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2014, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures

Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA Per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix acquisition contingent consideration; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; and (vi) business development expenses, including licensing costs related to research and development activities.

In the three and twelve months ended December 31, 2015, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) business development expenses; and (v) contract termination and business acquisition expenses.

In the three and twelve months ended December 31, 2014, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix acquisition contingent consideration liability; (ii) interest expense from the Company's convertible debt; and (iii) foreign currency (gains) or losses; and (iv) business development expenses.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses; and (vii) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA and Adjusted EBITDA Per Share Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

(4) “Adjusted EBITDA per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
U.S.	$26,403	$27,004	$107,228	$106,052
International	12,829	11,843	46,384	41,536
Total Revenue	39,232	38,847	153,612	147,588
Cost of goods sold	15,515	9,438	51,821	41,801
Gross profit	$23,717	$29,409	$101,791	$105,787
Operating expenses:
Research and development	8,738	7,740	26,421	21,616
Clinical and regulatory affairs	4,415	5,839	15,418	13,243
Marketing and sales	19,110	19,663	78,213	73,411
General and administrative	8,149	7,297	29,581	26,663
Contract termination and business acquisition expenses	5,071	—	5,071	—
Total operating expenses	45,483	40,539	154,704	134,933
Loss from operations	(21,766)	(11,130)	(52,913)	(29,146)
Other income (expense)	(3,139)	(3,203)	(6,748)	(11,262)
Change in fair value of contingent consideration related to acquisition	100	(300)	(100)	7,928
Total other expense	(3,039)	(3,503)	(6,848)	(3,334)
Net loss before income tax expense	$(24,805)	$(14,633)	$(59,761)	$(32,480)
Income tax benefit (expense)	9,512	(149)	9,337	62
Net loss	$(15,293)	$(14,782)	$(50,424)	$(32,418)
Other comprehensive income (loss) foreign currency translation	$(555)	$642	$(1,762)	$3,369
Comprehensive loss	$(15,848)	$(14,140)	$(52,186)	$(29,049)
Basic and diluted net loss per share	$(0.22)	$(0.22)	$(0.75)	$(0.50)
Shares used in computing basic and diluted net loss per share	67,976	66,835	67,671	65,225

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(15,293)	$(14,782)	$(50,424)	$(32,418)
Fair value adjustment to Nellix contingent consideration liability	(100)	300	100	(7,928)
Interest expense	3,016	1,448	7,476	5,709
Foreign currency (gain) loss	89	1,690	(504)	5,740
Business development	1,866	4,133	2,500	4,133
Contract termination and business acquisition expenses	5,071	—	5,071	—
(1) Adjusted Net Loss	$(5,351)	$(7,211)	$(35,781)	$(24,764)
(2) Adjusted Net Loss per Share	$(0.08)	$(0.11)	$(0.53)	$(0.38)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(5,351)	$(7,211)	$(35,781)	$(24,764)
Income tax (benefit) expense	(9,512)	149	(9,337)	(62)
Depreciation and amortization	1,325	1,345	5,886	3,283
Stock-based compensation	2,086	2,299	9,255	7,867
(3) Adjusted EBITDA	$(11,452)	$(3,418)	$(29,977)	$(13,676)
(4) Adjusted EBITDA per Share	$(0.17)	$(0.05)	$(0.44)	$(0.21)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$124,553	$26,798
Marketable securities	52,768	59,871
Accounts receivable, net of allowance for doubtful accounts of $226 and $185, respectively	28,531	26,113
Other receivables	375	498
Inventories	27,860	31,325
Prepaid expenses and other current assets	3,374	3,162
Total current assets	$237,461	$147,767
Property and equipment, net	23,355	25,696
Goodwill	28,685	28,866
Intangibles, net	42,118	43,465
Deposits and other assets	4,198	2,415
Total assets	$335,817	$248,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,549	$11,027
Accrued payroll	13,030	13,337
Accrued expenses and other current liabilities	5,576	5,260
Contingently issuable common stock	14,700	—
Total current liabilities	$50,855	$29,624
Deferred income taxes	879	879
Deferred rent	8,051	8,060
Other liabilities	210	489
Contingently issuable common stock	—	14,600
Convertible notes	172,515	70,407
Total liabilities	$232,510	$124,059
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 68,235,179 and 67,321,769 shares issued, respectively. 68,034,386 and 67,159,511 shares outstanding, respectively.	68	67
Additional paid-in capital	404,462	372,639
Accumulated deficit	(298,924)	(248,500)
Treasury stock, at cost, 200,793 and 162,258 shares, respectively.	(2,809)	(2,328)
Accumulated other comprehensive income	510	2,272
Total stockholders’ equity	$103,307	$124,150
Total liabilities and stockholders’ equity	$335,817	$248,209